Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

OXFORD INDUSTRIES, INC.,

SUGARTOWN WORLDWIDE, INC.,

SWI HOLDINGS, INC.

and

THE SELLERS (AS IDENTIFIED HEREIN)

As of December 21, 2010

i

LIST OF EXHIBITS

Exhibit 1.1(a)	Employees who have entered into Post-Closing Employment Agreements
Exhibit 1.1(c)	Earnout Agreement
Exhibit 1.1(d)	Escrow Agreement
Exhibit 1.1(e)	Persons with Knowledge
Exhibit 1.1(f)	Lease Termination Obligations
Exhibit 1.1(g)	Non-Competition Agreements
Exhibit 1.1(h)	Working Capital Guidelines
Exhibit 3.4(a)	Closing Date Indebtedness Statement
Exhibit 3.4(b)	Closing Date Expense Statement
Exhibit 3.4(c)	Closing Date Financial Statement
Exhibit 3.5	Funds Flow Statement
Exhibit 7.3(b)	Tax Allocations
Exhibit 8.2(d)	Required Consents
Exhibit 8.2(e)	Sellers’ Counsel Opinion
Exhibit 8.2(n)	Rousseau Consent
Exhibit 9.1(l)	Specific Indemnities

LIST OF SCHEDULES

Schedule 1.1	Seller Percentages
Schedule 4.1	Jurisdiction of Incorporation; Qualifications to Do Business
Schedule 4.3	Capital Stock
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(c)	Leased Real Property
Schedule 4.7	Title Exceptions; List of Assets
Schedule 4.9	Financial Statements
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Certain Changes
Schedule 4.12	Legal Proceedings
Schedule 4.13(a)	Exceptions to Compliance with Law
Schedule 4.14	Company Contracts
Schedule 4.15(a)	Tax Exceptions
Schedule 4.15(b)	Tax Returns Exceptions
Schedule 4.16	Officers and Employees; Employment Agreements
Schedule 4.17	Company Benefit Plans
Schedule 4.18	Labor Relations
Schedule 4.19	Insurance Policies
Schedule 4.20	Environmental, Health and Safety Matters
Schedule 4.21(a)	Intellectual Property
Schedule 4.21(c)	Third Party Licenses
Schedule 4.21(d)	Works of Original Authorship
Schedule 4.21(h)	Third-Party Infringement of Company Intellectual Property
Schedule 4.22	Company Software
Schedule 4.23	Transactions with Affiliates
Schedule 4.25(a)	Customer and Supplier Relations
Schedule 4.25(b)	Company Stores

Schedule 4.25(c)	Current Orders
Schedule 4.26(b)	Accounts Receivable
Schedule 4.27	Licenses
Schedule 4.29	Product and Service Warranties
Schedule 4.30	Brokers
Schedule 4.31	Bank Accounts
Schedule 4.32	Guarantees of Each Seller
Schedule 5.2	Restrictions and Conflicts of Sellers
Schedule 5.5	Voting Trusts
Schedule 5.9	Restrictions and Conflicts of Holdco
Schedule 5.10	Capitalization of Holdco
Schedule 9.1	Exceptions to Indemnification Obligations of the Sellers and Holdco

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2010, is made and entered into by and among OXFORD INDUSTRIES, INC., a Georgia corporation (the “Purchaser”), SUGARTOWN WORLDWIDE, INC., a Pennsylvania corporation (the “Company”), SWI HOLDINGS, INC., a Delaware corporation (“Holdco”), and the Persons listed under the heading “Sellers” on the signature pages hereto (the “Sellers”).  The Purchaser, the Company, Holdco and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company is in the business of designing, marketing, procuring, wholesaling and retailing apparel, accessories and footwear for women, children and men under the mark LILLY PULITZER, and related marks, as well as licensing the mark LILLY PULITZER and related marks and trade names for the design, marketing, manufacturing, procurement and distribution of related merchandise (the “Business”);

WHEREAS, prior to the execution of this Agreement, the Company, Holdco and the Sellers entered into a Contribution Agreement (the “Contribution Agreement”) pursuant to which (a) the Sellers contributed their respective shares of capital stock in the Company to Holdco in exchange for shares of capital stock in Holdco and (b) Holdco made an election to treat the Company as a qualified S corporation subsidiary (as that term is defined in Section 1361 of the Code), in a transaction qualifying as a reorganization under Section 368(a)(1)(F) of the Code;

WHEREAS, Sellers have the same relative percentage ownership (including with respect to voting and non-voting shares of capital stock) in Holdco as they had in the Company immediately prior to the completion of the transactions contemplated by the Contribution Agreement;

WHEREAS, Holdco is the beneficial and record owner of all of the issued and outstanding shares of capital stock (including all voting and non-voting shares) of the Company (the “Shares”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Holdco proposes to sell to the Purchaser, and the Purchaser proposes to purchase from Holdco, all of the Shares on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, each employee of the Company that is listed on Exhibit 1.1(a) has entered into an employment agreement (the “Post-Closing Employment Agreements”) with the Purchaser, which becomes effective upon the Closing; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1          Definitions.  The following terms, as used herein, have the following meanings:

“2010 Projections” means the financial projections of the Company for the calendar year 2010 attached as a part of Schedule 4.9.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Balance Sheet” means the unaudited balance sheet of the Company as of November 30, 2010 included in the Financial Statements.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607 et seq., and the rules and regulations promulgated thereunder.

“Change of Control Payments” means the aggregate amount payable (including “success fees” or bonuses, severance payments, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the Company (a) to any third party as a result of the transactions contemplated by this Agreement or (b) to or for the benefit of current or former officers, directors or employees of the Company, pursuant to any applicable agreement (whether written or oral) or other governing document or policy as a result of the transactions contemplated by this Agreement, in the case of both clauses (a) and (b) above, to the extent not paid prior to the Closing Date.  Change of Control Payments shall not be included in, or include amounts included as, Transaction Expenses.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1.

“Closing Date” means the date hereof.

“COBRA” means the health plan continuation requirements of Section 601 et seq. of ERISA and Section 4980 of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes, or has any obligation to make any contributions or with respect to which the Company has any other liabilities.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software and Company Registered Intellectual Property.

“Company Licensed Software” means all Software (other than Company Proprietary Software and Software that is generally available on nondiscriminatory licensing and pricing terms, including all off-the-shelf, commercially available Software, with a license fee payment of less than $1,000) used by the Company.

“Company Proprietary Software” means all Software owned by the Company.

“Company Real Property” means the Leased Real Property and the Owned Real Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Company.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information of the Company (including trade secrets) that is valuable to the operation of the Company’s business and not generally known to the public or competitors.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 7, 2010, by and between the Purchaser and the Company.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“CPR” means the CPR Institute for Dispute Resolution.

“Customer” means each customer, including distributors, wholesale customers, retail stores and Signature Stores, that paid, or incurred obligations to pay, the Company in the aggregate more than $100,000 during the 12-month period ended on November 30, 2010; provided, however, that the term “Customer” shall not include any Company Store or any individual who is solely a customer of the Company Stores or Signature Stores.

“Earnout Agreement” means the Earnout Agreement attached hereto as Exhibit 1.1(c).

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, disability, vacation, sick pay, paid time off, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (d) each other material employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect of any current or former officer, employee, consultant or independent contractor of the Company and with respect to which the Company or such officer, employee, consultant or independent contractor has any outstanding liability or obligation.

“Enforceability Exceptions” means limitations as to enforceability by reason of bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity and at the discretion of the courts in granting equitable remedies).

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state or local Laws relating to protection of the Environment or health and safety, including pollution control, product registration and Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit 1.1(d).

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Exhibit” means any exhibit attached to this Agreement.

“Final Working Capital Schedule” means the “Final Working Capital Schedule” as finally determined pursuant to Section 3.7.

“Financial Statements” means (a) the audited balance sheets of the Company as of December 31, 2009, December 31, 2008, and December 31, 2007 and the audited statements of shareholders’ equity, income and cash flows of the Company for the 12-month periods then ended, and (b) the unaudited balance sheet of the Company as of November 30, 2010 and the unaudited statements of shareholders’ equity, income and cash flows of the Company for the 11-month period then ended (the financial statements set forth in clause (b) of this definition together, the “Interim Financial Statements”).

“Fundamental Representation” means any representation or warranty in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capital Stock), Section 4.4 (Subsidiaries), Section 4.7(a) (Title to Assets), Section 4.15 (Tax Returns; Taxes), Section 4.30 (Brokers, Finders and Investment Bankers), Section 5.1 (Authorization of Each Seller), Section 5.3 (Ownership of Equity by Sellers), Section 5.7 (Brokers, Finders and Investment Bankers of Sellers), Section 5.8 (Authorization of Holdco), Section 5.10 (Capitalization of Holdco), Section 5.11 (Ownership of the Shares), and Section 5.13 (Brokers, Finders and Investment Bankers of Holdco).

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means, without duplication, all indebtedness of the Company with respect to borrowed money, including loans, deferred consideration, debts, any liabilities under acceptances or credit cards, monies due under capitalized leases or financial leases (but excluding operating leases), or for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures against loss, including but not limited to bank debt, bank fees, shareholder debt and vendor debt, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date.  For purposes of clarification, “Indebtedness” shall include all amounts payable by the Company pursuant to the Revolving Credit, Term Loan and Security Agreement dated as of July 15, 2009 among the Company, the Borrowers listed therein, the Lenders listed therein and PNC Bank, National Association (“PNC Bank”), as agent for Lenders.  Indebtedness shall not include amounts payable to vendors or credit card payables, in each case, incurred in the Ordinary Course and reflected as a liability on the Final Working Capital Schedule.

“Indemnification Percentage” means, with respect to each Individual Seller, fifty percent (50%).

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Individual Seller” means each of Scott A. Beaumont and James B. Bradbeer, Jr.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) any United States of America and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) any inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) any works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) any designs, industrial or otherwise, and any registrations and applications therefor throughout the world; (e) any domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademarks and service marks, trade dress registrations and applications therefor, and internet uniform resource locators, in each case throughout the world; (f) any database and data collections and all rights therein throughout the world; (g) any rights of publicity of any individual and all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” with respect to the Company means the facts that are actually known by the individuals listed on Exhibit 1.1(e) on the date hereof after reasonable inquiry with respect to the matters at hand.

“Laws” means all laws, statutes, rules, codes, regulations, or ordinances of, or issued by, any Governmental Entity.

“Leased Real Property” means the portions of parcels of real property of which the Company is the lessee (together with all fixtures and improvements thereon).

“Lease Termination Obligations” means those obligations set forth on Exhibit 1.1(f).

“Legal Dispute” means any action, suit, arbitration or proceeding between the Purchaser and/or its Affiliates, on the one hand, and the Company, the Sellers and/or Holdco and their respective Affiliates, on the other hand, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.  For purposes of this definition, the Company shall not be considered an Affiliate of the Purchaser following the Closing.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, in each case, issued by any Governmental Entity.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all losses, damages, awards, assessments, judgments (at equity or at law, including statutory and common), civil or criminal fines, civil or criminal penalties, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means any result, change, event, effect or occurrence (when taken together with all other results, changes, events, effects or occurrences) that is or is reasonably likely to be materially adverse to the financial condition, results of operations, assets or liabilities of the Company, or the Business of the Company.  A Material Adverse Effect shall also include any result, change, event or occurrence that shall have occurred that (when taken together with all other results, changes, events, effects or occurrences that have occurred or been threatened) is or is reasonably likely to prevent or materially delay the performance by the Company or the Sellers of their respective obligations hereunder or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the term “Material Adverse Effect” shall not include the impact of (i) changes in Law or interpretations thereof by any Governmental Entity, (ii) changes in GAAP, (iii) actions or omissions of one or more Sellers or the Company taken with the written consent of the Purchaser, (iv) general economic conditions and events or conditions generally affecting the apparel wholesale or specialty retail industries except for such conditions that have a disproportionate impact on the Company, (v) current national or international hostilities (without any escalation thereof), (vi) this Agreement or the announcement thereof, and (vii) earthquakes, storms or similar catastrophes.

“Maximum Cap” means an amount equal to $60,000,000 plus any amounts paid pursuant to the Earnout Agreement.  For purposes of determining the Maximum Cap, any Earnout Payments (as defined in the Earnout Agreement) earned by Holdco under the Earnout Agreement but not paid pursuant to an offset in accordance with this Agreement shall be deemed to have been paid to Holdco.

“Net Working Capital” means the current assets of the Company less the liabilities of the Company, as of the Closing Date, determined in accordance with the Working Capital Guidelines.

“Non-Competition Agreements” means the non-competition agreements attached hereto as Exhibit 1.1(g).

“Non-Individual Seller” means each Seller other than the Individual Sellers.

“Order” means any order, injunction, judgment, decree, ruling, writ or assessment of a Governmental Entity or arbitrator.

“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.

“Owned Real Property” means the parcels of real property of which the Company is fee title owner (together with all fixtures and improvements thereon).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, (d) in the case of the Owned Real Property, (i) Items 4 through 12 identified in Schedule B, Part 1 of the Loan Policy issued by First American Title Insurance Company bearing a policy number of 106748621-PAL, and (ii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances (except for the Open-End Mortgage, Assignment of Rents, Security Agreement and Fixture Filing dated July 15, 2009 recorded on July 17, 2009 in Mortgage Book 12662, Page 2502 in the Montgomery County Recorder of Deeds office affecting the Owned Real Property and Uniform Commercial Code Financing Statement No. 2009-00189 filed July 17, 2009 in the Montgomery County Recorder of Deeds office affecting the Owned Real Property), easements and other minor irregularities in title, provided that, with respect to the items in subsection (d)(ii), none of such items, individually or in the aggregate, (X) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (Y) have more than an immaterial effect on the value thereof or its use or (Z) would impair the ability of such parcel to be sold, leased or subleased for its present use, (e) in the case of Leased Real Property, all matters set forth in the Leases and all matters of public record, including zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title; and (f) in the case of the Company Real Property, any item that would have been disclosed by a current and accurate survey prepared: (i) in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM in 2005, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said survey).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser pursuant to the terms of this Agreement in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Receivables” means the Company’s accounts receivable as of November 30, 2010.

“Registered Intellectual Property” means all United States of America and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity.

“Related Party” means (a) with respect to Scott A. Beaumont, the Trust Under Deed of Scott A. Beaumont, dated July 17, 2002 and the GST Trust Under Deed of Scott A. Beaumont, dated July 18, 2007, and (b) with respect to James B. Bradbeer, Jr., the Rebecca H. Bradbeer Grantor Trust and the Trust Under Deed of James B. Bradbeer, Jr., dated July 17, 2002.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Schedule” means any schedule attached to this Agreement.

“Section 409A” means Section 409A of the Code.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Seller pursuant to the terms of this Agreement. For purposes of clarification, “Seller Ancillary Documents” shall include the Non-Competition Agreements, but shall exclude the Contribution Agreement.

“Seller Indemnified Parties” means Holdco, the Sellers and their respective heirs, executors, assigns, trustees and beneficiaries.

“Seller Percentage” means, as to each Seller, a percentage equal to (i) the number of shares of capital stock of Holdco owned by such Seller as of the date of this Agreement, divided by the total number of shares of capital stock of Holdco issued and outstanding as of the date of this Agreement.  For clarification purposes, the “Seller Percentage” of each Seller is listed on Schedule 1.1.

“Signature Stores” means retail stores and related operations operating under a trademark or service mark license agreement with the Company permitting the use of the mark LILLY PULITZER.

“Software” means all computer software programs, in both machine-readable form and human-readable form.

“Supplier” means any supplier and/or vendor that the Company has paid, or incurred obligations to pay, in the aggregate more than $50,000 during the 12-month period ended on November 30, 2010.

“Target Working Capital” means an amount equal to $11,641,000.

“Tax Return” means any report, return, declaration or other information supplied or required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, claims for refund and information statements with respect to Taxes provided to a Governmental Entity.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and other similar charges imposed by any Governmental Entity.

“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company and/or the Sellers in connection with the transactions contemplated by this Agreement and not paid prior to the Closing Date, (including amounts payable to (a) Pepper Hamilton LLP, (b) Oblon Spivak McClelland Maier & Neustadt, L.L.P., (c) KPMG LLP, and (d) Powell, Trachtman, Logan Carrle, Bowman & Lombardo).  Transaction Expenses shall not include amounts included as Change of Control Payments.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, and any similar state Laws.

“Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is greater than the Net Working Capital as reflected on the Final Working Capital Schedule.

“Working Capital Guidelines” means the guidelines for calculating Net Working Capital as set forth on Exhibit 1.1(h).

“Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital is less than the Net Working Capital as reflected on the Final Working Capital Schedule.

Section 1.2             Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition	Recitals
Agreement	Preamble
Allocations	7.3(b)
Arbitrator	3.7(e)
Arbitrator Fees	3.7(e)
Business	Recitals
Claim Notice	9.3(b)
Closing Date Expense Statement	3.4(b)
Closing Date Financial Statement	3.4(c)
Closing Date Indebtedness Statement	3.4(a)
Closing Payment	3.1
Company	Preamble
Company Contracts	4.14
Company Stores	4.25(b)
Contribution Agreement	Recitals
Earnout Amount	3.2
Employee List	4.16(a)
Escrow Amount	3.3
Escrow Fund	3.3
Estimated Working Capital	3.4(c)
Finance Employees	3.7(a)
Funds Flow Statement	3.5
General Indemnity Expiration Date	9.4(b)
Gross-Up Notice	7.3(h)
Holdco	Preamble
Indemnifying Party	9.3(a)
Indemnity Claim Dispute Notice	9.3(b)
Insurance Contracts	4.19
Inventory Tax Gross-Up Amount	7.3(h)
Leases	4.6(c)
Legal Proceeding	4.12
License Agreement	4.14(m)
Parties	Preamble
Party	Preamble
Payoff Letters	8.2(f)
Post-Closing Employment Agreements	Recitals
Pre-Closing Tax Period	7.3(c)
Preliminary Working Capital Schedule	3.7(a)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Basket	9.5(a)
Purchaser Cap	9.5(a)
Purchaser Losses	9.1
Seller Losses	9.2
Seller Representative	10.14(a)
Sellers	Preamble
Shares	Recitals
Surviving Obligations	9.4(a)
Third Party Claim	9.3(a)
Warranty	4.29

Section 1.3             Construction.  Unless the context of this Agreement requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars.  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  Each matter, document or item disclosed in one part of the Schedules delivered by the Company, Holdco or the Sellers shall be deemed to be disclosed under each other part of the Schedules, and shall be deemed to qualify, and constitute exceptions to, the representations, warranties and covenants of the Company, Holdco or the Sellers in this Agreement to the extent such matter, document or item may apply if (i) a cross reference to such other part of the Schedules is made, or (ii) it is reasonably apparent that the disclosure contained in such part contains information regarding the subject matter of other representations, warranties and covenants of the Company, Holdco or the Sellers contained in this Agreement and the Schedules.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.4             Accounting Terms.  Unless specifically defined or provided otherwise herein, all accounting terms shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale.  Contemporaneously with the execution and delivery of this Agreement, Holdco shall sell, transfer, and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Holdco all of the Shares, free and clear of all Liens, subject to any transfer restrictions imposed by applicable state and federal securities Laws.

Section 2.2             Further Assurances.  Each Party shall on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to transfer, convey, and assign the Shares to the Purchaser and otherwise to effect the transactions contemplated by this Agreement.

Section 2.3             Tax Treatment.  Each Party acknowledges that the purchase of the Shares by the Purchaser shall be treated for U.S. federal income tax purposes pursuant to Section 1.1361-5 of the Treasury Regulations as a sale of all of the Company’s assets to the Purchaser and assumption by the Purchaser of all of the Company’s liabilities.

ARTICLE III
PURCHASE PRICE; ADJUSTMENTS

Section 3.1             Purchase Price.  The aggregate cash amount to be paid for the Shares to Holdco by the Purchaser contemporaneously with the execution and delivery of this Agreement (the “Closing Payment”) shall be an amount equal to (a) SIXTY MILLION DOLLARS ($60,000,000), (the “Purchase Price”), plus (b) the Estimated Working Capital Surplus, if any, minus (c) the Estimated Working Capital Deficit, if any, minus (d) the Escrow Amount, minus (e) the aggregate amount of the Indebtedness (other than the amount of Cash Collateral (as defined and set forth in the Payoff Letter relating to PNC Bank attached to the Closing Date Expense Statement)), minus (f) the aggregate amount of all Change of Control Payments, minus (g) the aggregate amount of all Transaction Expenses.

Section 3.2             Earnout Amount.  Pursuant to the Earnout Agreement, Holdco shall be entitled to receive up to an additional TWENTY MILLION DOLLARS ($20,000,000) (the “Earnout Amount”) as additional consideration for the Shares.  The Earnout Amount, if any, shall be payable in accordance with, and subject to the terms and conditions of, the Earnout Agreement.

Section 3.3             Escrow.  Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall deposit EIGHT MILLION DOLLARS ($8,000,000) in cash (the “Escrow Amount”) with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Amount, as adjusted from time to time, together with any interest earned thereon, shall be referred to as the “Escrow Fund” and shall be used to satisfy any potential obligations of Holdco and the Sellers pursuant to this Agreement.

Section 3.4             Closing Date Statements.

(a)           Attached hereto as Exhibit 3.4(a) is a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Executive Officer and by the President of the Company (on behalf and in the name of the Company), which sets forth, by lender, the aggregate amount of the Indebtedness outstanding as of the Closing Date.  Attached to the Closing Date Indebtedness Statement are copies of the Payoff Letters delivered in accordance with Section 8.2(f).

(b)           Attached hereto as Exhibit 3.4(b) is a statement (the “Closing Date Expense Statement”), signed by the Chief Executive Officer and by the President of the Company (on behalf and in the name of the Company), which sets forth, by payee, the Change of Control Payments and the Transaction Expenses to the extent not accrued for on the Closing Date Financial Statement.

(c)           Attached hereto as Exhibit 3.4(c) is a statement (the “Closing Date Financial Statement”), signed by the Chief Executive Officer and by the President of the Company (on behalf and in the name of the Company), which sets forth (i) the Company’s estimate of the Net Working Capital (the “Estimated Working Capital”), and (ii) the Estimated Working Capital Surplus, if any, or the Estimated Working Capital Deficit, if any.

Section 3.5             Payment of Purchase Price.  Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall pay to Holdco, to such account set forth in the funds flow statement attached as Exhibit 3.5 (the “Funds Flow Statement”), the Closing Payment. Upon such payment, the Purchaser shall be fully released and discharged of any obligation with respect to the payment of the Closing Payment.

Section 3.6             Payment of Other Amounts Payable at Closing.  Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall:

(a)           on behalf of the Company, pay to such account or accounts as the Company specifies to the Purchaser pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Indebtedness set forth on the Closing Date Indebtedness Statement;

(b)           pay to the account of the Company the aggregate amount of the Change of Control Payments set forth on the Closing Date Expense Statement; and

(c)           on behalf of the Company, pay to such account or accounts as the Company specifies to the Purchaser pursuant to the Closing Date Expense Statement, the aggregate amount of the Transaction Expenses set forth on the Closing Date Expense Statement.

Promptly following receipt thereof and on the Closing Date, the Company shall disburse the Change of Control Payments (net of any applicable withholding Taxes) to the recipients thereof as identified in the Closing Date Expense Statement.

Section 3.7             Purchase Price Adjustment.

(a)                   No later than 120 days following the Closing Date, the Company shall, and the Purchaser shall cause the Company to, prepare and deliver to Holdco a statement (the “Preliminary Working Capital Schedule”), which sets forth the Purchaser’s calculation of (i) the Net Working Capital and (ii) the Working Capital Surplus, if any, or the Working Capital Deficit, if any.  The Preliminary Working Capital Schedule shall be determined and calculated in accordance with this Agreement and Working Capital Guidelines. If the Preliminary Working Capital Schedule is not delivered to Holdco within 120 days after the Closing Date, then Holdco, with the reasonable assistance of those employees of the Company performing the functions of a chief accounting or financial officer for the Company and those individuals who, directly or indirectly, report to such chief financial or accounting officer (collectively, the “Finance Employees”), may prepare and present the Preliminary Working Capital Schedule within an additional thirty (30) days thereafter.  If Holdco prepares the Preliminary Working Capital Schedule in accordance with the immediately preceding sentence, then, with respect to such Preliminary Working Capital Schedule, all references in Section 3.7(a) through Section 3.7(d) to Holdco and the Purchaser (or the Company), respectively, shall be read as references to the Purchaser (or the Company) and Holdco, respectively.  The Purchaser agrees that, following the Closing and until the date on which the Final Working Capital Schedule becomes final and binding on the Parties in accordance with the terms of this Agreement, the Purchaser will not intentionally take, and will not intentionally permit the Company to take, any actions with respect to any accounting books, records, policies or procedures on which the Net Working Capital is to be based, or from which it is to be derived, for the intent of materially impeding or delaying, or otherwise intentionally making unavailable information required for, the determination of the Net Working Capital in the manner and utilizing the methods contemplated by this Agreement and the Working Capital Guidelines.

(b)                                                         Holdco shall have thirty (30) days following receipt of the Preliminary Working Capital Schedule during which to notify the Purchaser of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute.  In connection with Holdco’s review of the Preliminary Working Capital Schedule, the Purchaser will provide Holdco and its representatives, advisors and accountants with reasonable access to appropriate personnel (including the Finance Employees) books, records, documents and other information of the Company.

(c)                                                          If Holdco does not notify the Purchaser of any such dispute within thirty (30) days after its receipt of the Preliminary Working Capital Schedule, the Preliminary Working Capital Schedule shall be deemed to be the Final Working Capital Schedule.

(d)                                                         If Holdco notifies the Purchaser of any such dispute within such thirty (30) day period, the Purchaser and Holdco shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and Holdco.

(e)                                                          If the Purchaser and Holdco are unable to resolve any dispute regarding the Preliminary Working Capital Schedule within fifteen (15) days (or such longer period as the Purchaser and Holdco shall mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator.  As used herein, the term “Arbitrator” means the St. Louis, Missouri office of Deloitte LLP, or in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized independent accounting firm mutually agreed upon by the Purchaser and Holdco or, failing such agreement within thirty (30) days following notice of dispute by Holdco, then upon the written request of either the Purchaser or Holdco, such nationally recognized independent accounting firm selected by the CPR in accordance with the CPR Rules for Non-Administered Arbitration.  Such resolution shall be final and binding on the Parties.  The Purchaser and Holdco shall instruct the Arbitrator to make a final determination of Net

Working Capital and the Working Capital Deficit, if any, or the Working Capital Surplus, if any, based solely on the items that are in dispute and that, in resolving such items in dispute and in determining Net Working Capital and the Working Capital Deficit, if any, or the Working Capital Surplus, if any, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Purchaser, on the one hand, or Holdco, on the other hand, or (B) less than the smallest value for such item assigned by the Purchaser, on the one hand, or Holdco, on the other hand.  The Arbitrator shall be directed to use commercially reasonable best efforts to complete its work within thirty (30) days following its engagement.  The fees, costs and expenses of the Arbitrator (collectively, the “Arbitrator Fees”) (1) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be borne by Holdco in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Purchaser (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted.  Notwithstanding the foregoing, if the Arbitrator requires an advance payment of the Arbitrator Fees, the Purchaser, on the one hand, and Holdco, on the other hand, shall each be responsible for one-half of such advance payment of Arbitrator Fees and following the final determination of Net Working Capital and the Working Capital Deficit, if any, or the Working Capital Surplus, if any, by the Arbitrator, the Arbitrator Fees payable by the Purchaser and Holdco shall be adjusted in accordance with the immediately preceding sentence.  Holdco may elect to pay Arbitrator Fees due and owing from them from the Escrow Fund. If any disputes are submitted to the Arbitrator pursuant to this Section 3.7(e), the Final Working Capital Schedule shall be prepared in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of the Purchaser and Holdco.

(f)                                                            Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with this Section 3.7:

(i)                                     To the extent that there is a Working Capital Deficit, Holdco shall be obligated to pay to the Purchaser in cash an aggregate amount equal to the Working Capital Deficit.  The Purchaser shall first seek to recover the first $1,000,000 of the aggregate amount of the Working Capital Deficit and Arbitrator Fees payable by Holdco from the Escrow Fund pursuant to the terms of the Escrow Agreement.  For any such amount of Working Capital Deficit and Arbitrator Fees payable by Holdco in excess of $1,000,000, the Purchaser may, in its sole discretion, claim all or any part of such amount (A) either directly from Holdco or the Sellers in accordance with Sections 9.5(c)(i) and 9.5(c)(ii) as if such amount were a Purchaser Loss, (B) from the Escrow Fund or (C) by setting off such amount from any Earnout Amount payable to Holdco pursuant to the terms of the Earnout Agreement, or by any combination of (A), (B), or (C).  Any payment to the Purchaser pursuant to this Section 3.7(f)(i) shall be made by wire transfer of immediately available funds to an account designated by the Purchaser.  Upon payment of the Working Capital Deficit, the Sellers and Holdco shall be fully released and discharged of any obligation with respect to the Working Capital Deficit.

(ii)                                  To the extent there is a Working Capital Surplus on the Final Working Capital Schedule, the Purchaser shall pay to Holdco an amount equal to the Working Capital Surplus by wire transfer of immediately available funds to an account designated by or on behalf of Holdco.  Upon such payment, the Purchaser shall be fully released and discharged of any obligation with respect to the Working Capital Surplus.

(iii)                               Any payment made pursuant to this Section 3.7(f) shall include an additional amount of simple interest equal to the amount of interest that such payment would have earned had it earned interest at 3.5% per annum, from the Closing Date through the date of such payment, and such interest shall be paid together with the adjustment amount being paid pursuant to Section 3.7(f)(i) or (ii).

Section 3.8                                        Seller Release.  As of the Closing, in consideration for the agreement and covenants of the Purchaser set forth in this Agreement, each Seller, on behalf of itself and on behalf of each of its Affiliates, hereby knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants that neither it nor any of its Affiliates will sue the Purchaser, the Company, or their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, employees, agents, or representatives for or with respect to, any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover any claims against (a) the Company or the Purchaser with respect to any amounts due to any Seller or its Affiliates to the extent such amounts are reserved as a liability on the Final Working Capital Schedule or (b) the Purchaser or the Company arising under this Agreement, any Seller Ancillary Document or any Purchaser Ancillary Document.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND HOLDCO

The Sellers and Holdco hereby, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1                                        Organization.  The Company is a corporation duly formed and validly existing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in Losses to the Company of more than $25,000.  The Company has heretofore made available to the Purchaser correct and complete copies of the charter documents of the Company as currently in effect and the corporate record books with respect to actions taken by its shareholders and board of directors since January 1, 2006.  Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Company is qualified or registered to do business as a foreign corporation.

Section 4.2                                        Authorization.  The Company has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and assuming due authorization and execution of this Agreement by the Purchaser, constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3                                        Capital Stock.  Schedule 4.3 accurately and completely sets forth the capital structure of the Company including the number of shares of capital stock or other equity interests which are authorized and which are issued and outstanding and specifying which shares of capital stock or other equity interests have voting rights and which do not have voting rights.  All of the issued and outstanding shares of capital stock of the Company issued and outstanding (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Schedule 4.3, and (c) were not issued or acquired by the holders thereof in violation of any Law, agreement or the preemptive rights of any Person.  Except as set forth on Schedule 4.3, no shares of capital stock or other equity interests of the Company are reserved for issuance or are held as treasury shares, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Company; (ii) there are no outstanding contracts or other agreements of the Company, Holdco or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company; (iii) there are no dividends which have accrued or been declared but are unpaid on the capital stock or other equity interests of the Company; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company; and (v) there are no voting agreements or other agreements relating to the management of the Company.  Except as set forth on Schedule 4.3, the Company has never purchased, redeemed or otherwise acquired any shares of capital stock or other equity interests of the Company.  Other than Holdco, no other Person is the record holder of any capital stock or other equity interests in the Company.  At least fifty percent (50%) of all issued and outstanding shares of capital stock in the Company do not, to the fullest extent permitted by applicable Law, have any voting rights.  No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any capital stock (including options, warrants or debt convertible into shares, options or warrants) of the Company or any entity that has been merged into the Company has given rise to any claim or action by any Person that is enforceable against the Company, Holdco or the Purchaser, and no fact or circumstance exists that could give rise to any such right, claim or action.  All redemptions or transfers of shares of capital stock or other equity interests of the Company since December 31, 2009 are set forth on Schedule 4.3.

Section 4.4                                        Subsidiaries.  The Company has never owned, nor does it currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.

Section 4.5                                        Absence of Restrictions and Conflicts.  Except as set forth on Schedule 4.14, the Company’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any term or provision of the charter documents of the Company, (b) any Company Contract, (c) any License, (d) any Order to which the Company is a party or by which the Company or any of its assets are bound, or (e) any Law or arbitration award applicable to the Company, other than with respect to (c), such violations, conflicts, breaches, defaults or losses that would not, individually or in the aggregate, reasonably be expected to result in Losses to the Company of more than $25,000.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

Section 4.6                                        Real Property.

(a)                                  Schedule 4.6(a) sets forth a correct and complete legal description of the Owned Real Property.

(b)                                 Subject to the Permitted Liens, the Company has good and marketable title to the Owned Real Property.

(c)                                  Schedule 4.6(c) sets forth a correct and complete list of the addresses of the Leased Real Property and all lease agreements relating to the Leased Real Property (the “Leases”).  The Company has a valid leasehold interest in the Leased Real Property, and the Leases granting such interests are in full force and effect.  Except as set forth on Schedule 4.6(c),

(i)                                     there are no understandings, oral or written, or course of dealings established between the parties to the Leases which vary in any material manner the obligations or rights of either party as evidenced by the Leases;

(ii)                                  all of the installments of rent and other amounts required to be paid by the Company under the Leases have been duly and timely paid;

(iii)                               to the Knowledge of the Company, there exists no charges, claims, or offsets of any landlord with respect to any Lease or any of the personal property of the Company maintained at the Leased Real Property;

(iv)                              no amount due to any landlord under the Leases has been paid more than 30 days in advance of its due date, except for amounts that are subject to reconciliations under the Leases;

(v)                                 to the Knowledge of the Company, all construction, build-out, improvements, alterations, and additions to the Leased Real Property required to be constructed by the Company or by a landlord under a Lease have been completed in accordance with the plans and specifications described in such Lease;

(vi)                              except as set forth in the Leases, the Company has not been granted any options or rights of expansion, purchase, or first refusal concerning any Lease or the Leased Real Property; and

(vii)                           except as set forth in the Leases, the Company has not exercised any options or rights of expansion, purchase, or first refusal concerning any Lease or the Leased Real Property.

(d)                                 No portion of the Owned Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, fire, sanitation and noise control. Except for the Permitted Liens, (i) no Owned Real Property is subject to any Order or, to the Knowledge of the Company, threatened or proposed Order and (ii) to the Knowledge of the Company, no Leased Real Property is subject to any Order or threatened or proposed Order.  Except for the Permitted Liens, no Company Real Property is subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except those that would not, individually or in the aggregate, reasonably be expected to result in Losses to the Company of more than $25,000 or that are set forth in the Leases.  To the Knowledge of the Company, the Company, the Owned Real Property and the Leased Real Property are in full compliance with any and all restrictions, covenants and conditions affecting or encumbering any of the Owned Real Property or the Leased Real Property.

(e)                                  The improvements and fixtures on the Company Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against the Owned Real Property or any improvement thereon, and to the Knowledge of the Company, there is no condemnation, expropriation or similar proceeding pending or threatened against any of the Leased Real Property.  The Company Real Property constitutes all of the real property utilized by the Company in the operation of the Business.

Section 4.7                                        Title to Assets; Related Matters.

(a)                                  Except as set forth on Schedule 4.7, and subject to Section 4.7(c), the Company has good and marketable title to all of its property and assets, free and clear of all Liens except Permitted Liens. The property and assets of the Company constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with the Company’s past practices.

(b)                                 All equipment and other items of tangible personal property and assets of the Company (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (ii) were acquired and are usable in the Ordinary Course.  The Company does not have any Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear.  No Person other than the Company owns any equipment or other tangible personal property or assets material to the Business situated on the premises of the Company, except for the leased items that are subject to personal property leases. Except as set forth on Schedule 4.7, since December 31, 2009, the Company has not sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course.

(c)                                  Notwithstanding the foregoing, the representations and warranties in this Section 4.7 are not made with respect to Intellectual Property matters.

Section 4.8                                        Inventory.  The Company’s inventory at Closing (a) is sufficient for the operation of the Company’s business in the Ordinary Course, (b) consists of items that are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the Ordinary Course (subject to applicable reserves), (d) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice, and (e) is subject to reserves determined in accordance with GAAP, specifically including reserves for obsolescence and excess inventory. No previously sold inventory is subject to returns in excess of those historically experienced by the Company. All products of the Business have been produced in compliance, in all material respects, with all applicable “codes of conduct” of its customers that have been communicated to the Company prior to the production thereof.  The Company maintains reasonable commercial policies, practices and procedures with respect to the security and safeguard of inventory and other assets (including, with respect to employee and third party theft and other loss) of the Business and has not made any material changes to such policies, practices and procedures during the year prior to the date hereof.

Section 4.9                                        Financial Statements.

(a)                                  A copy of the Financial Statements are attached to Schedule 4.9.   Except as provided in Schedule 4.9, or in the notes to the Financial Statements, the Financial Statements have been prepared in accordance with GAAP and have been prepared from the books and records of the Company, and such books and records have been maintained on a basis consistent with GAAP.  The Financial Statements (including the related notes and schedules, if any, thereto) fairly present, in all material respects, the financial position of the Company, as of the date of such Financial Statements for the periods set forth therein, subject in the case of the Interim Financial Statements to an absence of notes and normal year-end adjustments.  Since December 31, 2009, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

(b)                                 The 2010 Projections were prepared in good faith by Company and are based on reasonable assumptions.  Notwithstanding the foregoing, no representation, warranty, covenant, agreement, indemnity or guarantee is given or made as to whether the results set forth in the 2010 Projections will actually be achieved.

Section 4.10                                  No Undisclosed Liabilities.  Except for matters reflected or reserved against in the audited balance sheet in the Financial Statements or the Balance Sheet or otherwise disclosed in Schedule 4.10, the Company has no liability (whether absolute, accrued, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on the Company’s balance sheet (including the related notes thereto if such balance sheet was audited or reviewed), except liabilities that (a) were incurred since the date of the Balance Sheet in the Ordinary Course or (b) were incurred in connection with the transactions contemplated by this Agreement, the Contribution Agreement or the Seller Ancillary Documents.

Section 4.11                                  Absence of Certain Changes.  Since December 31, 2009 and except as set forth on Schedule 4.11, (i) there has not been any Material Adverse Effect or any damage, destruction, loss or casualty to property or assets of the Company with a value in excess, individually or in the aggregate, of $50,000, whether or not covered by insurance, and (ii) the Company has:

(a)                                  conducted its businesses in the Ordinary Course and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment with respect to the Company, except those in the Ordinary Course;

(b)                                 not (i) sold or transferred any asset, other than finished goods sold in the Ordinary Course, (ii) written-off any guaranteed check, note or account receivable, except in the Ordinary Course, (iii) written-down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the Ordinary Course, (iv) cancelled any debt or waived any claim or right except in the Ordinary Course or as set forth in Schedule 4.26(b), or (v) made any commitment for any capital expenditure to be made on or following the date hereof in excess of $50,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures;

(c)                                  not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the Ordinary Course and the Post-Closing Employment Agreements;

(d)                                 not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement resulting in an increase of 5% or more of the compensation of any of its employees, officers, directors or consultants, whose annualized base compensation was $75,000 or more prior to such increase;

(e)                                  not paid or agreed to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present;

(f)                                    not adopted, amended or terminated any Company Benefit Plan or increased the benefits provided under any Company Benefit Plan, or promised or committed to undertake any of the foregoing in the future, except with respect to amendments required by Law; and

(g)                                 not amended any existing Employment Agreement or except for the Post-Closing Employment Agreements, entered into any new Employment Agreement.

Section 4.12                                  Legal Proceedings.  Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, relating to or involving the Company or its Owned Real Property or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”).  None of the Legal Proceedings set forth on Schedule 4.12, if finally determined adversely against the Company, is reasonably likely, individually or in the aggregate, to have a material adverse impact on the Company.  The Company is not subject to any Order or any ruling of an arbitration panel relating to any Legal Proceeding.

Section 4.13                                  Compliance with Law; Regulatory Matters.

(a)                                  The Company is (and has been at all times during the past five (5) years) in compliance, in all material respects, with all applicable Laws.  Except as set forth on Schedule 4.13(a), the Company has not been charged with, nor received any written notice that it is under investigation by a Governmental Entity with respect to, any violation of any applicable Law, and the Company has not received written notice that it has been charged with any violation of any applicable Law or other requirement of a Governmental Entity.  The Company does not sell, nor has it ever sold, any product or provided any services directly to any Governmental Entity.  The Company is not currently under any contract or agreement with any Governmental Entity. The Company has not received written notice from any Governmental Entity notifying the Company that it has been debarred or suspended from doing business with any Governmental Entity.

(b)                                 The Company is (and has been at all times during the past five (5) years) in compliance, in all material respects, with all applicable Laws relating to the importation of merchandise into the United States. The Company’s origin declarations with respect to the conduct of the Business are (and during the past five (5) years have been) accurate in all material respects and based on the exercise of reasonable care.  Except as set forth on Schedule 4.13(b), the Company has not received any written, or to the Knowledge of the Company, oral, communication with respect to the conduct of the Business during the past five (5) years from United States Customs and Border Protection, or its predecessor, the United States Customs Service, that:  (i) alleges that the Company is not in compliance with any applicable Law; (ii) excludes merchandise; or (iii) asserts that the Company owes additional duties, liquidated damages, penalties, or fees.

(c)                                  All products sold by the Company are (and have been at all times during the past five (5) years) in compliance in all material respects with the U.S. Consumer Product Safety Act, the Flammable Fabrics Act, the Hazardous Substances Act, and all rules and regulations of the U.S. Consumer Product Safety Commission as well as all state Laws relating to product safety and related matters.

(d)                                 Neither the Company nor any director, agent, or employee of the Company, nor, to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, has ever (i) taken any action in furtherance of any boycott not sanctioned by the United States of America; or (ii) entered into any contract or agreement to conduct any transaction with any Governmental Entity, agent, representative or resident of, or any Person based or resident in, any of the following countries: Burma (Myanmar); Cuba; Iran; Iraq; Libya; North Korea; Sudan; or Syria.

(e)                                  There has been no failure by the Company to comply with (i) the applicable bylaws, operating rules and identification standards manual of, and any other rules, regulations, manuals, policies and procedures promulgated by, Visa, Inc. and its subsidiaries and Affiliates, MasterCard Incorporated and its subsidiaries and Affiliates or (ii) the PCI Security Standards established by the PCI Security Standards Council, including the Data Security Standard (PCI DSS).

(f)                                    The Company has implemented, and is in compliance with, in all material respects, technical measures to assure the integrity and security of transactions executed through its computer systems and of all confidential and proprietary data processed, maintained or stored by such computer systems. To the Knowledge of the Company, there has been no breach of security or unauthorized access to or unauthorized acquisition, use, loss, destruction, compromise or disclosure of any personally identifiable information, confidential or proprietary data or any other non-public information maintained or stored by the Company in systems directly under its control involving data of any customers.  To the Knowledge of the Company, there have been no facts or circumstances that would require the Company to give notice to any of its customers of any actual data security breaches pursuant to an applicable Law requiring notice of such a breach.

(g)           The Company has made available to the Purchaser the Company’s current privacy and data security policies that are used by the Company with regard to the collection and use of personally identifiable information.  The Company is in compliance, in all material respects, with all such policies and all Laws relating to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (e.g., spam) related to the Business.

(h)           The Company is not a party to any agreement that constitutes a franchise, under federal Law governing franchises or similar Laws of the states in which the Company conducts business.

Section 4.14           Company Contracts.  Schedule 4.14 sets forth a correct and complete list of the following contracts to which the Company is a party, by which the Company or any of its property is subject, or by which the Company is otherwise bound, whether oral or written (the “Company Contracts”) (other than the Employment Agreements set forth on Schedule 4.16, the Company Benefit Plans set forth on Schedule 4.17 and the insurance policies set forth on Schedule 4.19):

(a)           all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company and for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise;

(b)           all contracts and agreements by which the Company guarantees payments or other obligations of any Person;

(c)           all Leases or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible), in each case having payment obligations of at least $25,000 in any year or $100,000 in the aggregate (other than end-user licenses in the Ordinary Course);

(d)           all contracts and agreements that (i) limit or restrict the Company or any of its officers, directors, employees, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (ii) create or purport to create any exclusive or preferential relationship or arrangement; (iii) otherwise restrict or limit the ability of the Company to operate or expand the Business; or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company.  For purposes of this provision, permitted use restrictions contained on the face of any contract or lease of real property shall not be considered a provision that limits the ability of the Company to operate or expand its Business;

(e)           all confidentiality agreements pursuant to which the Company is subject to non-disclosure or confidentiality covenants other than those entered into in the Ordinary Course;

(f)            all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000 in any year or $100,000 in the aggregate;

(g)           all contracts and agreements that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby;

(h)           all contracts and agreements granting any Person a Lien;

(i)            all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(j)            all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(k)           all contracts and agreements with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

(l)            all contracts and agreements pursuant to which the Company has granted a license, sublicense or franchise to another party or under which the Company is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(m)          all contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred by the Company to any third party, or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company (other than end-user licenses in the Ordinary Course) (each a “License Agreement”);

(n)           all contracts and agreements relating to advertising having payment obligations of at least $25,000 in any year or $100,000 in the aggregate;

(o)           all contracts and agreements for the future purchase of inventory, materials, supplies or equipment pursuant to which the Company is obligated to spend more than $25,000 in any year or $100,000 in the aggregate under any such contract or agreement other purchase orders or purchase contracts made in the Ordinary Course for merchandise for resale or to be used as a gift with a purchase;

(p)           all contracts and agreements pursuant to which the Company indemnifies or holds harmless any of its officers, directors, or employees;

(q)           all joint venture, design or partnership contracts and all other contracts providing for the sharing of any profits;

(r)            all contracts or agreements entered into involving the sale or purchase of assets or capital stock of any Person, other than in the Ordinary Course, or a merger, consolidation, business combination or similar transaction;

(s)           all customer contracts and agreements, other than open purchase orders entered into in the Ordinary Course for the provision of goods or services by the Company, including all contracts and agreements with all retail stores and Signature Stores other than Company Stores;

(t)            all supply contracts and agreements, other than open purchase orders entered into in the Ordinary Course for the provision of goods or services for the Company;

(u)           all outstanding powers of attorney empowering any Person to act on behalf of the Company; and

(v)           all existing contracts and agreements (other than those described in subsections (a) through (u) of this Section 4.14) (i) involving an annual commitment or annual payment to or from the Company of more than $25,000 individually or (ii) that is material to the Company, individually or in the aggregate.

Except as set forth on Schedule 4.14, correct and complete copies of all Company Contracts have been made available to the Purchaser.  The Company Contracts are valid, legally binding and enforceable by the Company in accordance with their respective terms subject to the Enforceability Exception. There is no existing default or breach by the Company under any Company Contract (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract.  Except as set forth on Schedule 4.14, the Company is not participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry into any new material contract applicable to the Company or the real or personal property of the Company.  Schedule 4.14 identifies with an asterisk each Company Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

Section 4.15           Tax Returns; Taxes.

(a)           Except as otherwise disclosed on Schedule 4.15(a): (i) all Tax Returns of the Company due to have been filed through the date hereof in accordance with any applicable Law have been duly filed and are correct and complete in all material respects; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid in full; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Company have been paid in full, accrued on the books of the Company, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened; (vi) no claim has ever been made by a Taxing authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Taxing authority; (ix) there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes which are pending or, to the Knowledge of the Company, threatened; (x) the Company is not a party to any Tax allocation, sharing or indemnification agreement under which the Company will have any liability after the Closing; (xi) the Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return; (xii) the Company has no liability for the Taxes of any Person (other than for itself) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise; (xiii) the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code; and (xiv) the Company has at all times used proper accounting methods and periods in computing its Tax liability.

(b)           Except as set forth on Schedule 4.15(b), the Company has made available to the Purchaser correct and complete copies of all federal, state, local and foreign income, sales and use, franchise, gross receipts and/or net worth, occupancy, property, payroll and abandoned property Tax Returns (together with all supporting schedules and any agent’s reports) relating to its operations for taxable periods ended on or after December 31, 2007.

(c)           The Company has maintained a valid election as an S corporation (as defined in Section 1361 of the Code) from the date of its formation, and such election has not been revoked or terminated, except as modified by the actions taken pursuant to the Contribution Agreement.  Holdco, as a continuation of the Company pursuant to Rev. Rul. 2008-18, is a valid S corporation.  The Company has been a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code from the date of the transfer of the shares of capital stock in the Company to Holdco pursuant to the Contribution Agreement through and including the date hereof.

(d)           The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(e)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending prior to Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or before the Closing Date; or (v) election made (or contemplated to be made) under Section 108(i) of the Code.

(f)            The Company has not been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(g)           The Company is not liable for any Tax under Section 1374 of the Code and since December 1, 2000, has not acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

Section 4.16           Officers and Employees.

(a)           Schedule 4.16 contains a correct and complete list of (i) all of the officers of the Company, specifying their position, annual rate of compensation, work location and length of service and (ii) all of the employees (whether full-time or part-time) and independent contractors of the Company (the “Employee List”) as of December 17, 2010, specifying their position, status, annual salary, hourly wages, work location, length of service, and consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or of the rendering of services by such independent contractor. Since December 17, 2010, there has not been any change to the information on the Employee List other than in the Ordinary Course.

(b)           Except as set forth on Schedule 4.16, the Company is not a party to or bound by any Employment Agreement.  The Company has provided or made available to the Purchaser correct and complete copies of each Employment Agreement to which the Company is a party, or by which it is otherwise bound.  Each such Employment Agreement is valid, legally binding and enforceable in accordance with its respective terms with respect to the Company.  There is no existing default or breach of the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Company, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement.

(c)           The Company has not received a written claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor or a leased employee any Person named on Schedule 4.16; and to the Knowledge of the Company, no basis for such a claim exists.

(d)           The Company has not made any commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise that remain unsatisfied.

(e)           Except as set forth on Schedule 4.16, all officers and employees of the Company were active as of December 17, 2010.  The Company has not received any written notifications from the United States Department of Homeland Security, the Social Security Administration or any other Governmental Entity that the social security number it has for one or more of its active employees does not match the records of such Governmental Entity, and to the Knowledge of the Company, no basis for such a claim exists.

(f)            Except as set forth in Schedule 4.16, the Company is in material compliance with all applicable Laws respecting employment, employment practices, and terms and conditions of employment and termination of employment, including, but not limited to, laws relating to wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, age, race, sex and disability discrimination, laws protecting any other status, characteristic or activity, WARN and immigration control.

Section 4.17           Company Benefit Plans.

(a)           Schedule 4.17 lists each Company Benefit Plan (other than the Employment Agreements set forth on Schedule 4.16).

(b)           With respect to each Company Benefit Plan, the Company has provided or made available to the Purchaser a true, correct and complete copy of, to the extent applicable, (i) each writing constituting a part of such Company Benefit Plan, including all plan documents, communications with employees of the Company and its Affiliates, benefit schedules, trust agreements, insurance and group annuity contracts and other funding vehicles; (ii) the two most recently filed Annual Report (Form 5500 Series) and accompanying schedules and financial reports; (iii) the current summary plan description and/or any other summary document, and any material modifications thereto; and (iv) the most recent determination, opinion or advisory letter from the Internal Revenue Service. Except as specifically provided in the foregoing documents provided or made available to the Purchaser, (x) there are no amendments to any Company Benefit Plan that have been adopted or approved; nor

(y) except as required to comply with applicable Law, has the Company or any of its ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(c)           Schedule 4.17 identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.  The Internal Revenue Service has issued (i) a favorable determination letter with respect to each such Company Benefit Plan and the related trust that has not been revoked, or (ii) with respect to each such Company Benefit Plan that is a prototype or volume submitter plan, a current favorable GUST opinion letter or advisory letter.  To the Knowledge of the Company, there are no existing circumstances, and no events have occurred, that could adversely affect the qualified status of any such Company Benefit Plan or its related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d)           No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.  No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  No Company Benefit Plan is subject to the provisions of foreign laws or regulations.

(e)           All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made and paid in full or, to the extent not required to be made or paid on or before the date hereof, have been properly reflected on the Final Working Capital Schedule.  Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(f)            With respect to each Company Benefit Plan, the Company and its ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code, and all laws and regulations applicable to such Company Benefit Plan.  Each Company Benefit Plan has been administered in all material respects in accordance with its terms.

(g)           All Company Benefit Plans that are group health plans are, and have been operated, in material compliance with COBRA and Section 9801 of the Code (HIPAA).

(h)           The Company and its ERISA Affiliates have no liability for life, health, medical or other welfare benefits to former Company employees or beneficiaries or dependents thereof, except for health continuation coverage as required by COBRA.  There has been no communication to employees by the Company or any of its ERISA Affiliates that could reasonably be interpreted to promise or guarantee such employees post-employment health or life insurance or other post-employment death benefits on a permanent basis.

(i)            Except as described in Schedule 4.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, or cause, the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee or director of the Company, or could limit the right of the Company or any of its ERISA Affiliates to amend, merge or terminate any Company Benefit Plan or related trust or any Employment Agreement.  Except as set forth in Schedule 4.17, no Company Benefit Plan or Employment Agreement will result in (A) a payment that is not tax deductible under the terms of Section 162(a)(1) or 404 of the Code, or (B) the payment of any excess parachute payments under Section 280G of the Code.  No current or former employee of the Company is entitled to receive a tax gross-up payment from the Company or any of its ERISA Affiliates as a result of the imposition of the excise Taxes required by Sections 409A or 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement or otherwise.

(j)            Neither the Company, its ERISA Affiliates, nor, to the Knowledge of the Company, any other Person, including any fiduciary, has engaged in any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its ERISA Affiliates or any Person that the Company or any of its ERISA Affiliates has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. Neither the Company, its ERISA Affiliates, nor, to the Knowledge of the Company, any other fiduciary (within the meaning of Section 3(21) of ERISA) of the Company has any liability or potential liability for breach of fiduciary duty.

(k)           There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the Ordinary Course), lawsuits, arbitrations, investigations or governmental audits, that have been asserted or instituted; and, to Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim, lawsuit or governmental audit, against the Company Benefit Plans or any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(l)            Except as set forth in Schedule 4.17, each Company Benefit Plan and Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and any award thereunder, in each case that is subject to Section 409A, has been operated in reasonable, good faith compliance in all material respects with the provisions of Section 409A and the applicable guidance and regulations promulgated thereunder.  Except as set forth in Schedule 4.17, since January 1, 2009, each such Company Benefit Plan and Employment Agreement has been in material compliance with the writing requirements of Section 409A and the final regulations promulgated thereunder.

Section 4.18           Labor Relations.  Except as set forth in Schedule 4.18, (a) the Company is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (b) the Company is not currently engaged in any negotiation with any trade union or employee organization; (c) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending, and, to the Knowledge of the Company, there are no threatened complaints against the Company regarding any alleged unfair labor practices as so defined; (d) there is no strike, labor dispute, work slow down or stoppage pending or, to the Knowledge of the Company, threatened against the Company; (e) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Company, threatened against the Company; (f) the Company has not experienced any material work stoppage; (g) the Company is not the subject of any union organization effort; (h) there are no claims pending or, to the Knowledge of the Company, threatened against the Company related to the status of any individual as an independent contractor or employee; and (i) the Company has complied in all respects with WARN.

Section 4.19           Insurance Policies.  Schedule 4.19 sets forth a list of all policies of insurance currently maintained owned or held by the Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto.  Except as provided in Schedule 4.19, the Insurance Contracts are in full force and effect in accordance with their terms and the Insurance Contracts will (unless terminated by the Company at the request of the Purchaser) continue in effect after the Closing Date.  The Company has not received written notice that (a) it has breached or defaulted under any of the Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts.  Except as set forth in Schedule 4.19, the Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract; the Company has not failed to give any notice of any material claim under such Insurance Contract in due and timely fashion; and the Company has not ever been denied or turned down for insurance coverage.

Section 4.20           Environmental, Health and Safety Matters.  Except as set forth on Schedule 4.20:

(a)           the Company possesses all Licenses required under, and all such Licenses are in compliance with, all applicable Environmental Laws. The Company is in compliance with all Environmental Laws, including all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws, or any notice or demand letter to the Company issued thereunder;

(b)           the Company has not received notice of actual or threatened liability under CERCLA or any similar state or local Environmental Law from any Governmental Entity or any third party and to the Knowledge of the Company, there is no fact or circumstance that could form the basis for the assertion of any claim against the Company under any Environmental Law, including CERCLA or any similar local  or state Law with respect to any on-site or off-site location;

(c)           the Company has not entered into or agreed to enter into any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(d)           the Company has not received notice of an actual or alleged violation of Environmental Law, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;

(e)           to the Knowledge of the Company, the Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company’s employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were Released;

(f)            the Company has made available to the Purchaser correct and complete copies of all reports, investigations, studies, assessments, and audits in the Company’s possession or control relating to environmental matters of the Company; and the Company has not paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters;

(g)           the Company does not manufacture and has not manufactured any product containing asbestos;

(h)           to the Knowledge of the Company, no Company Real Property, improvement or equipment of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers; and

(i)            the Company has not imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Except as set forth in Section 4.13(c), the Company’s sole representations and warranties regarding environmental, health and safety matters are set forth in this Section 4.20.

Section 4.21           Intellectual Property.

(a)           Except for the works of original authorship set forth on Schedule 4.21(d), Schedule 4.21(a) contains a list of all Company Intellectual Property (i) the registration of which is currently owned and maintained by the Company, (ii) for which the Company owns a pending application for registration, (iii) which the Company uses under license, or (iv) to which the Company currently claims unregistered intellectual property rights.

(b)           Except as set forth on Schedule 4.21(b), no Company Intellectual Property owned by the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or (ii) that may affect the validity, use or enforceability of such Company Intellectual Property.  Each item of Company Registered Intellectual Property is valid and subsisting.  All necessary registration, annuity, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been paid and, except as set forth on Schedule 4.21(c), all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property.

(c)           Except as set forth on Schedule 4.21(c), (i) the Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as it is conducted on the date hereof) to, each item of Company Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); and (ii) the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by the Company, free and clear of all Liens.  Except as set forth on Schedule 4.21(c), the Company has not granted any rights or interest in the Company Intellectual Property to a third party.

(d)           The Company owns exclusively and has good title to all copyrighted works used by the Company that (i) are displayed on, are used in connection with, or constitute, products of the Company or (ii) the Company otherwise expressly purports to own, free and clear of all Liens.  Schedule 4.21(d) lists all works of original authorship used by the Company and prepared by or on behalf of the Company (including Software programs and all works of original authorship that are displayed on, used in connection with, or constitute, products of the Company) by title, version number, author(s) and publication date (if any), regardless of whether the Company has obtained or is seeking a copyright registration for such works.

(e)           To the extent that the Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has ownership of and is the exclusive owner of, or (ii) has an irrevocable, perpetual, fully paid up license (sufficient for the conduct of the Business as it is conducted on the date hereof) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(f)            The Business as it is conducted on the date hereof, including the Company’s design, development, marketing and sale of the products or services of the Company (including with respect to products currently under development), has not and does not violate, infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices, defamation, or a  violation of privacy rights under the Laws of any jurisdiction in a manner that could, individually or in the aggregate, reasonably be expected to result in Losses to the Company of more than $25,000.  The Company has no liability for past infringement of the Intellectual Property of any third party.

(g)           Except as set forth on Schedule 4.21(g), the Company has no Knowledge of, and has not received notice from any third party, that the Business as it is conducted on the date hereof or any product or service of the Company, infringes or misappropriates the Intellectual Property of any third party, or constitutes unfair competition or trade practices, defamation, or a violation of privacy rights under the Laws of any jurisdiction, other than those matters that have been amicably resolved in a manner that is not material to the Business.

(h)           Except as set forth on Schedule 4.21(h), to the Knowledge of the Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

(i)            The Company has taken reasonable steps to protect the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, to the Knowledge of the Company, there has not been any disclosure by the Company of any Confidential Information or any trade secret or confidential information of third parties except under confidentiality obligations.

Section 4.22          Software.

(a)           Schedule 4.22 sets forth a correct and complete list of: (i) the Company Proprietary Software and (ii) the Company Licensed Software.

(b)           Except as set forth on Schedule 4.22, the Company has all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens.  The use of the Company Software does not breach any term of any license or other contract between the Company and any third party. The Company is in compliance, in all material respects, with the terms and conditions of all license agreements in favor of the Company relating to the Company Licensed Software.

(c)           The Company Proprietary Software does not infringe or misappropriate any Intellectual Property right of any third party.  The source code for the Company Proprietary Software has been maintained in confidence.

(d)           The Company Proprietary Software was: (i) developed by the Company’s employees working within the scope of their employment at the time of such development; or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its

Intellectual Property rights in the Company Proprietary Software; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to Intellectual Property rights in the Company Proprietary Software.  The Company has not received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e)           The Company has not granted rights in the Company Software to any third party.

Section 4.23          Transactions with Affiliates.  Except as set forth on Schedule 4.23, (a) no officer or director of the Company, (b) no Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, (c) to the Knowledge of the Company, no entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), and (d) to the Knowledge of the Company, no Affiliate of any of the foregoing has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Company or the properties or assets of the Company; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company.

Section 4.24          Undisclosed Payments.  Neither the Company nor any of its officers or directors, nor anyone acting on behalf of any of them, has made or received any payment with respect to the Company that is not fully disclosed in the Company’s books and records.

Section 4.25          Customer and Supplier Relations and Retail Stores.

(a)           Schedule 4.25(a) contains a correct and complete list of the Company’s (i) Customers, specifying which are distributors, wholesale customers, retail stores and Signature Stores, and (ii) Suppliers, in each case specifying the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended November 30, 2010.  The Company maintains good relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any Customer or Supplier.  Except as set forth on Schedule 4.25, no Customer or Supplier has during the last eighteen (18) months cancelled, terminated or, to the Knowledge of the Company, threatened to cancel or otherwise terminate any of its contracts with the Company or to decrease its usage or supply of the Company’s services or products.  The Company has no Knowledge to the effect that any current Customer or Supplier intends to terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.   No Supplier (or group of Suppliers) has given the Company notice or has taken any other action which has given the Company any reason to believe that such Supplier (or group of Suppliers) will cease to supply or adversely change its price or terms to the Company of products or services.  The Company has timely paid all trade accounts to suppliers and vendors as they come due and in accordance with their terms.

(b)           Schedule 4.25(b) contains a correct and complete list of all retail stores operated by the Company (the “Company Stores”) whether located on Leased Real Property or Owned Real Property.

(c)           Attached as Schedule 4.25(c) is a correct and complete report listing bookings and orders by customers of the Company for Spring 2011, as of December 17, 2010, which report was prepared in good faith by the Company based on reasonable assumptions.  The Company has placed orders with suppliers for inventory in amounts which the Company believes, in good faith and based on reasonable assumptions, are sufficient for the operation of the Company through the end of the Spring 2011 season. Notwithstanding the foregoing provisions of this Section 4.25(c), no representation, warranty, covenant, agreement, indemnity or guarantee is given or made as to whether such bookings or orders will result in revenue.

Section 4.26          Notes and Accounts Receivable.

(a)           Notes.  All notes receivable and notes payable of the Company owing by or to any director, officer, employee or Affiliate of the Company or by or to any Seller have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date hereof.

(b)           Accounts Receivable.  The Company has provided or made available to the Purchaser a correct and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is correct and complete as of November 30, 2010.  Except as set forth on Schedule 4.26(b), to the Knowledge of the Company, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables has been made subject to an assignment for the benefit of creditors.  Except as set forth on Schedule 4.26(b), as of November 30, 2010, all such Receivables were current and there were no disputes regarding the collectability of any such Receivables.  The Company has not factored any of its Receivables.

(c)           Accounts Payable.  The accounts payable of the Company reflected on the Balance Sheet arose from bona fide transactions in the Ordinary Course.

Section 4.27          Licenses.  Schedule 4.27 sets forth a correct and complete list of all Licenses held by the Company, except where the failure to have such Licenses would not, individually or in the aggregate, reasonably be expected to result in Losses to the Company of more than $25,000.  The Company owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted.  All Licenses listed on Schedule 4.27 are valid, binding and in full force and effect.  The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity.  The Company has taken all necessary action to maintain each License.  No loss or expiration of any License is pending, or to the Knowledge of the Company, threatened or reasonably foreseeable (other than expiration upon the end of any term).  To the Knowledge of the Company, no Governmental Entity has threatened to terminate any of the Licenses held by the Company.

Section 4.28          Ethical Practices.  Neither the Company, nor, to the Knowledge of the Company, any third party, on the Company’s behalf, has offered or given, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.29          Product and Service Warranties and Guaranties.  Except as set forth on Schedule 4.29, the Company does not make any express warranty or guaranty as to goods sold, or services provided, by the Company (a “Warranty”), and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any Warranty. Except as set forth on Schedule 4.29 (attached to which are copies of all Warranties), the Company has no exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the Ordinary Course by Persons engaged in businesses comparable in size and scope of the Company, or (b) that would have a material adverse impact on the Company, or its operations.

Section 4.30          Brokers, Finders and Investment Bankers.  No broker, finder or investment banker has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by the Company in connection therewith based on this Agreement.

Section 4.31          Bank Accounts.  Schedule 4.31 sets forth a correct and complete list and description of any bank account used by the Company.

Section 4.32          Seller Guarantees.  Except as otherwise disclosed on Schedule 4.32, no Seller has guaranteed any obligations of the Company under any guarantee, letter of credit, bid bond or performance bond.

ARTICLE V
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND HOLDCO

Each of the Sellers, severally and not jointly, makes the representations and warranties set forth in Section 5.1 through Section 5.7 to the Purchaser as follows:

Section 5.1             Authorization of Each Seller.  Such Seller has full power, authority and capacity to execute and deliver this Agreement and each Seller Ancillary Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement, and the Seller Ancillary Documents to which such Seller is a party, have been duly executed and delivered by such Seller, and assuming due authorization and execution by the Purchaser, do or shall, as the case may be, constitute the valid and binding agreement of such Seller enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.2             Absence of Restrictions and Conflicts Relating to Sellers. Except as set forth on Schedule 5.2, such Seller’s execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which such Seller is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any part the right to terminate, modify or cancel (a) any contract applicable to such Seller, (b) any Order to which such Seller is a party or by which such Seller is bound, or (c) any Law or arbitration award applicable to such Seller.

Section 5.3             Ownership of Equity by Sellers.

(a)           Except as set forth in Schedule 5.10, such Seller has good and valid title to and is the record owner of the number of shares of capital stock of Holdco set forth next to such Seller’s name on Schedule 5.10, free and clear of all Liens, as of the date hereof.

(b)           Other than the shares listed on Schedule 5.10, such Seller owns no shares of capital stock of Holdco or any other equity security of Holdco, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.

Section 5.4             Legal Proceedings Relating to Sellers.  There is no Legal Proceeding pending or, to the knowledge of such Seller, threatened against such Seller, relating to or involving such Seller which could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents to which such Seller is a party.

Section 5.5             Voting Trusts of Sellers.  Except as set forth on Schedule 5.5, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which such Seller is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of such Seller’s shares of capital stock in Holdco.

Section 5.6             Amounts Owed to Sellers.  To the knowledge of such Seller, the Company does not owe nor is it obligated to pay such Seller any amount, except for salary, employee benefits and bonuses, and Tax distributions.

Section 5.7             Brokers, Finders and Investment Bankers of Sellers.  No broker, finder or investment banker has acted on behalf of such Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by such Seller in connection therewith based on this Agreement.

Holdco makes the representations and warranties in Section 5.8 through Section 5.13 to the Purchaser as follows as of the date hereof:

Section 5.8             Authorization of Holdco.  Holdco has full power, authority and capacity to execute and deliver this Agreement and each Seller Ancillary Document to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Seller Ancillary Documents to which Holdco is a party have been duly executed and delivered by Holdco, and assuming due authorization and execution by the Purchaser, do or shall, as the case may be, constitute the valid and binding agreement of Holdco enforceable against Holdco in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.9             Absence of Restrictions and Conflicts Relating to Holdco.  Except as set forth on Schedule 5.9, Holdco’s execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or give rise to the right to terminate, modify or cancel (a) any contract or License applicable to Holdco, (b) any Order to which Holdco is a party or by which Holdco is bound, or (c) any Law or arbitration award applicable to Holdco.

Section 5.10          Capitalization of Holdco.  Schedule 5.10 accurately and completely sets forth the capital structure of Holdco including the number of shares of capital stock or other equity interests which are authorized and which are issued and outstanding and specifying which shares of capital stock or other equity interests have voting rights and which do not have voting rights.  All of the issued and outstanding shares of capital stock of Holdco issued and outstanding (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by the Persons and in the amounts set forth on Schedule 5.10, and (c) were not issued or acquired by the holders thereof in violation of any Law, agreement or the preemptive rights of any Person.  Other than the Sellers, no other Person is the record holder of any capital stock or other equity interests in the Company.  At least fifty percent (50%) of all issued and outstanding shares of capital stock of Holdco do not, to the fullest extent permitted by applicable Law, have any voting rights.

Section 5.11          Ownership of the Shares.  Holdco has good and valid title to and is the record owner of the Shares and such Shares (i) are validly issued, fully paid, and nonassessable, (ii) are free and clear of all Liens and (iii) were not issued or acquired by Holdco in violation of any Law, agreement or the preemptive rights of any Person.

Section 5.12          Legal Proceedings Relating to Holdco.  There is no Legal Proceeding pending or, to the knowledge of Holdco, threatened against, Holdco relating to or involving such Seller which could reasonably be expected to adversely affect such Holdco’s ability to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents to which Holdco is a party.

Section 5.13          Brokers, Finders and Investment Bankers of Holdco.  No broker, finder or investment banker has acted on behalf of Holdco in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by such Seller in connection therewith based on this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company and Sellers as follows:

Section 6.1             Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2             Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and the Purchaser Ancillary Documents have been duly executed and delivered by the Purchaser and, assuming due authorization and execution by the Company, Holdco and the Sellers as applicable, do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 6.3             Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the charter documents of the Purchaser, (ii) any contract to which the Purchaser is a party, (iii) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (iv) any Law applicable to the Purchaser.  Assuming the accuracy of the representations and warranties of the Sellers and Holdco in Section 4.3 and of Holdco in Section 5.10, no notice to, filing with, or consent of, any Governmental Entity is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder in connection with the execution and delivery of this Agreement or for the consummation of the transactions contemplated in this Agreement or the Purchaser Ancillary Documents.

Section 6.4             Compliance with Law.  The Purchaser is in compliance, in all material respects, with all applicable Laws which would materially affect its ability to perform its obligations under this Agreement or any of the Purchaser Ancillary Documents.

Section 6.5             Legal Proceedings.  There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened against, the Purchaser or any of its subsidiaries relating to or involving the Purchaser or its subsidiaries which could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Purchaser Ancillary Documents to which Purchaser is a party.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1             Public Announcements.  No Seller nor Holdco shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, or its employees, customers, suppliers or the general public without the prior written approval of the Purchaser.

Section 7.2             Seller Guaranty.  Each Individual Seller shall cause Holdco to do all things required by Holdco pursuant to this Agreement.

Section 7.3             Tax Matters.

(a)           Status of Transaction.  The Parties acknowledge that the purchase of the Shares will be treated for U.S. federal tax purposes as the purchase of the assets and assumption of the liabilities of the Company, followed by the Purchaser’s transfer of the Company’s assets to, and the assumption of the Company’s liabilities by, a new entity, and will not take any position on any income Tax Return that is inconsistent with such treatment..  The Parties also acknowledge that the Company and the Sellers will treat Holdco as a continuation of the Company for U.S. federal, state and local income Tax purposes, pursuant to the determination of the Company and the Sellers that the actions taken under the Contribution Agreement constitute a reorganization under Section 368(a)(1)(F) of the Code.  In accordance with Rev. Rul. 2008-18, the Company will retain its existing employer identification number, and Holdco will obtain a new employer identification number.

(b)           Allocation of Purchase Price.  The Purchase Price shall be allocated among the assets of the Company (the “Allocations”) in a manner consistent with the principles set forth on Exhibit 7.3(b).  For purposes of the Allocations, the fair market values of the Company’s assets shall be consistent with such values as determined in good faith by the Purchaser for financial accounting purposes in accordance with GAAP as has been consistently applied by the Company, and in accordance with the principles set forth on Exhibit 7.3(b).  The Purchaser shall be under no obligation to have the Allocations prepared or reviewed by an independent appraiser.  The Purchaser shall deliver to Holdco a written notice of the Allocations no later than ninety (90) days after the Closing Date.  Holdco shall be deemed to have accepted the Allocations unless Holdco shall, within fifteen (15) days after receipt thereof by Holdco, deliver to the Purchaser a written notice to the effect that Holdco objects to the Allocations on the basis of Holdco’s good faith determination that the Allocations are not consistent with the principles set forth on Exhibit 7.3(b) or are unreasonable and the reasons therefore, in which event Holdco and the Purchaser shall endeavor in good faith to agree upon the Allocations. If Holdco and the Purchaser are unable to resolve any dispute within fifteen (15) days after Holdco has provided Purchaser with its notice of dispute regarding the Allocations, such dispute shall be resolved by the Arbitrator, which shall be directed to resolve any issue in dispute as promptly as practicable and in accordance with the principles of Section 1060 of the Code and the principles set forth on Exhibit 7.3(b).  Upon the Arbitrator’s delivery of its determination to the Purchaser and Holdco, appropriate adjustments shall be made to the Allocations to reflect the Arbitrator’s determination.  The determination by the Arbitrator shall be final, conclusive and binding on the Parties. The Sellers and the Purchaser agree to file Form 8594 in a manner consistent with the Allocations as finally determined in accordance with this Section, and to prepare and file all relevant Tax Returns in accordance with the Allocations.

(c)           Tax Periods Ending on or Before the Closing Date.

(i)            Holdco shall prepare and file all federal and state income Tax Returns of the Company for all periods ending on or prior to the Closing Date (“Pre-Closing Tax Period”), and the Company’s Pennsylvania Capital Stock Tax Return for the year 2010. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  The Purchaser shall be reimbursed by the Sellers, on a joint and several basis, for Taxes of the Company with respect to all taxable periods ending on or before the Closing Date within fifteen (15) days after payment by the Purchaser or the Company of such Taxes, except to the extent such Taxes were reflected as a liability on the Final Working Capital Schedule.

(ii)           The Purchaser shall not file, and shall not permit the Company or any Affiliate of the Company or of the Purchaser to file, an amended tax Return for the Company for any Pre-Closing Tax Period, or to file a Tax Return for a Pre-Closing Tax Period in any jurisdiction in which the Company did not file in a previous taxable period a Tax Return for a Pre-Closing Tax Period, without

Holdco’s consent, which consent shall not be unreasonably withheld or delayed. Without limitation of the foregoing, the Purchaser shall not file, and shall not permit the Company or any Affiliate of the Company or of the Purchaser to file, an amended income Tax Return for the Company for any Pre-Closing Tax Period, or to file an income Tax Return for a Pre-Closing Tax Period in any jurisdiction in which the Company did not file in a previous taxable period an income Tax Return for a Pre-Closing Tax Period unless the Purchaser has received a written opinion from its counsel reasonably acceptable to Holdco stating that the filing is required as a matter of law.

(d)           Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, in a manner consistent with prior Tax Returns, subject to the review and approval of Holdco. The Purchaser shall be reimbursed by the Sellers, on a joint and several basis, for an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date within fifteen (15) days after payment by the Purchaser or the Company of such Taxes, except to the extent such Taxes were reflected as a liability on the Final Working Capital Schedule. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall, (y) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (z) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(e)           Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Individual Sellers agree to cause Holdco (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Sellers shall allow the Purchaser to take possession of such books and records.  The Purchaser, Holdco and the Sellers agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f)            Tax Sharing Agreements.  Any Tax sharing agreement with respect to or involving the Company shall have been terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(g)           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be shared equally by the Purchaser, on the one hand, and Holdco, on the other.

(h)           Inventory Tax Gross-Up Amount.

(i)            The Purchaser shall pay to Holdco, at the time described below, as additional purchase price, an amount equal to the sum of (A) twenty percent (20%) of the excess, if any, of the fair market value of the Company’s inventory on the Closing Date (as determined under Section 7.3(b) and the procedure set forth on Exhibit 7.3(b)) over the income tax basis of such inventory to the Company on the Closing Date and (B) the amount needed to pay the income Taxes imposed on the Sellers on the amount received pursuant to this Section 7.3(h) (the “Inventory Tax Gross-Up Amount”), such that the Sellers are made whole with respect to any additional Taxes attributable to the increase in the tax basis of the Company’s inventory that is obtained by the Purchaser as a result of its deemed purchase of such property.

(ii)           Within fifteen (15) Business Days following the final determination of the Allocations, Holdco shall deliver to the Purchaser a written notice of the Inventory Tax Gross-Up Amount (the “Gross-Up Notice”).  The Purchaser shall be deemed to have accepted such amount unless it provides written notice to Holdco within fifteen (15) Business Days of the receipt of the Gross-Up Notice that it disagrees with the Gross-Up Notice and specifies the items of disagreement in reasonable detail and the Purchaser’s calculation of the items that are the subject of the disagreement.  If the Purchaser timely provides the notice of disagreement, Holdco and the Purchaser shall negotiate in good faith to attempt to achieve an agreement on the Inventory Tax Gross-Up Amount.  If no agreement is achieved within fifteen (15) Business Days after the receipt by Holdco of the Purchaser’s notice of disagreement, the items of disagreement shall be submitted to the Arbitrator for resolution, which shall be delivered as promptly as possible.  The determination by the Arbitrator shall be final, conclusive and binding on the Parties.  The Purchaser shall pay to Holdco the Inventory Tax Gross-Up Amount within ten (10) Business Days after its final determination under this Section, and all Parties shall treat it as additional purchase price for Tax purposes.

(i)            Effective Time of Closing.  For the avoidance of doubt, the Closing is deemed to occur after the close of business on the Closing Date, and all items of income and expenses of the Company that are incurred on the Closing Date shall be included in the Tax Return of Holdco.

ARTICLE VIII
CLOSING

Section 8.1             Closing.  The Closing shall occur contemporaneously with the execution and delivery of this Agreement.  The Closing shall take place remotely via the exchange of documents and signatures or at such other place as the Parties may agree.

Section 8.2             Holdco Closing Deliveries.  Contemporaneously with the execution and delivery of this Agreement, Holdco shall deliver, or cause to be delivered, to the Purchaser the following, unless such delivery is waived in writing by Purchaser:

(a)           stock certificate(s) representing the Shares and accompanying stock power(s) duly executed by Holdco, evidencing the transfer of the Shares to the Purchaser;

(b)           a certificate issued by a Governmental Entity as to the good standing (or its equivalent) of the Company, in its jurisdiction of incorporation and in each other jurisdiction where the Company is qualified to do business;

(c)           a certificate executed by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to the effectiveness of the resolutions of the board of directors of the Company and the Sellers authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(d)           written consents of or notices to, as applicable (or waivers with respect thereto), the third parties to those Company Contracts listed on Exhibit 8.2(d);

(e)           an opinion of Pepper Hamilton LLP, counsel to the Sellers, dated the Closing Date, substantially in the form attached as Exhibit 8.2(e);

(f)            satisfactory payoff letters (“Payoff Letters”) from each lender to the Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) evidencing that, if such aggregate amount so identified is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Company will be released;

(g)           the Closing Date Indebtedness Statement, Closing Date Expense Statement and Closing Date Financial Statement;

(h)           the Earnout Agreement, executed by the Company, Holdco and the Sellers;

(i)            the Non-Competition Agreements, executed by the Individual Sellers;

(j)            the Escrow Agreement, executed by Holdco;

(k)           the Contribution Agreement;

(l)            the Funds Flow Statement;

(m)          the organizational record books, minute books and corporate seal of the Company;

(n)           a consent from Ms. Lilly Rousseau in the form attached as Exhibit 8.2(n), which consent shall be in full force and effect on the Closing Date;

(o)           resignations of the directors of the Company;

(p)           a certificate of non-foreign status of Holdco that complies with Treasury Regulation Section 1.1445-2(b)(2); and

(q)           a copy of the Qualified Subchapter S Subsidiary Election on IRS Form 8869 as filed by Holdco with the Internal Revenue Service with respect to the Company.

Section 8.3             Purchaser Closing Deliveries.  At the Closing, the Purchaser shall have delivered, or caused to be delivered, to Holdco or third parties, as applicable, the following, unless such delivery is waived in writing by Holdco:

(a)           the Closing Payment, payable to Holdco pursuant to Section 3.5;

(b)           the Escrow Amount, payable to the Escrow Agent in accordance with Section 3.3 and the Escrow Agreement;

(c)           the amounts designated in Section 3.6, payable to the accounts specified on the Closing Date Indebtedness Statement and the Closing Date Expense Statement and the account of the Company, as applicable;

(d)           a certificate issued by a Governmental Entity as to the good standing (or its equivalent) of the Purchaser in its jurisdiction of incorporation;

(e)           a certificate executed by the Secretary or any Assistant Secretary of the Purchaser, dated as of the Closing Date, as to the effectiveness of resolutions of the board of directors of the Purchaser that authorize the execution, delivery and performance of this Agreement, the Earnout Agreement and the transactions contemplated hereby and thereby;

(f)            the Earnout Agreement, executed by the Purchaser;

(g)           the Non-Competition Agreements, executed by the Purchaser; and

(h)           the Escrow Agreement, executed by the Purchaser.

ARTICLE IX
INDEMNIFICATION

Section 9.1             Indemnification Obligations of the Sellers and Holdco.  Subject to the limitations and other provisions of this Article IX, from and after the Closing, each of the Sellers and Holdco shall indemnify, defend and hold harmless the Purchaser Indemnified Parties in accordance with Section 9.5(c) from, against, and in respect of any and all Losses arising out of or relating to:

(a)           any breach of, or any inaccuracy in, any representation or warranty made by such Seller contained in this Agreement or any Seller Ancillary Document (other than the Earnout Agreement, Non-Competition Agreements and the Post-Closing Employment Agreements);

(b)           any breach of, or inaccuracy in, any representation or warranty made by the Company or Holdco in this Agreement;

(c)           any breach of any covenant, agreement or undertaking made by Holdco or any Seller in this Agreement or the Seller Ancillary Documents (other than the Earnout Agreement, Non-Competition Agreements and the Post-Closing Employment Agreements);

(d)           any provision of any Environmental Law and arising out of, or relating to, (i) any act or omission of the Company or its employees, agents or representatives on or prior to the Closing Date or (ii) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used by the Company (whether currently or previously owned or leased by the Company prior to the Closing Date), including arising from any Release of any Hazardous Material or off-site shipment of any Hazardous Material at, to or from such real property, plant, facility, site, area or property at any time on or prior to the Closing Date;

(e)           except as described in Schedule 9.1, (i) claims made against the Company in pending or future suits, actions investigations or other legal, governmental or administrative proceedings or (ii) claims against the Company based on violations of Law, breach of contract by the Company or employment practices of the Company, in the case of the foregoing clauses (i) and (ii), arising out of or relating to events which shall have occurred, or services performed, or the operation of the Company, prior to the Closing Date;

(f)            any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;

(g)           (i) any Taxes of the Company with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.3(d)) to the portion of such period beginning before and ending on the Closing Date), (ii) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), and (iii) the unpaid Taxes of any Person (other than the Company) as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing;

(h)           claims by any Seller or other holder of equity securities in Holdco or the Company as a result of the transactions contemplated by this Agreement, other than any claims (i) relating to the Purchaser’s failure to pay any portion of the Purchase Price pursuant to this Agreement or otherwise perform its obligations hereunder, (ii) against the Purchaser or any of its Affiliates (other than the Company) unrelated in any way to the Company or (iii) against the Purchaser arising under this Agreement or any Purchaser Ancillary Document or any Seller Ancillary Document;

(i)            the Indebtedness, Change of Control Payments or Transaction Expenses if and to the extent not set forth on the Closing Date Indebtedness Statement or the Closing Date Expense Statement or not included in the Final Working Capital Schedule;

(j)            except as described in Schedule 9.1, the operation of the Business prior to the Closing other than (i) the liabilities of the Company to the extent and in the amount reflected as a liability on the Final Working Capital Schedule, the Closing Date Indebtedness Statement or the Closing Date Expense Statement and (ii) the obligations of the Company under each contract to which the Company is a party to the extent (A) such obligations are not required to be performed on or prior to the Closing Date, (B) such obligations are disclosed on the face of such contract or specifically described in Schedule 4.14, (C) such obligations accrue and relate to the operations of the Business subsequent to the Closing Date and (D) such contracts are disclosed on Schedule 4.14 if required to be disclosed;

(k)           the Lease Termination Obligations; or

(l)            the matters referred to on Exhibit 9.1(l).

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article IX are collectively referred to as “Purchaser Losses.”

Section 9.2                Indemnification Obligations of the Purchaser.  Subject to the limitations and other provisions of this Article IX, from and after the Closing, the Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)           any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document (other than the Earnout Agreement, Non-Competition Agreements and the Post-Closing Employment Agreements); or

(b)           any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document (other than the Earnout Agreement, Non-Competition Agreements and the Post-Closing Employment Agreements).

The Losses of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article IX are collectively referred to as “Seller Losses.”

Section 9.3                Indemnification Procedure.

(a)           Third Party Claims; Settlements

(i)            Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding (“Third Party Claim”) with respect to which such Indemnified Party may be entitled to receive payment from any party required to provide indemnification pursuant to this Article IX for any Purchaser Loss or any Seller Loss (as the case may be) (the “Indemnifying Party”), such Indemnified Party shall notify the Purchaser (if the Purchaser is the Indemnifying Party), or Holdco (if the Sellers are the Indemnifying Parties), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the Indemnifying Party.  Any notice regarding a Third Party Claim shall describe in reasonable detail the facts giving rise, or that could reasonably be expected to give rise, to the claim for indemnification hereunder that is the subject to such notice.  Such notice shall also include (if and to the extent then known) the amount and the method of computation of the amount of such claim, and a reference to the provision or provisions of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 9.3(a)). The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third Party Claim to the extent such Third Party Claim involves solely monetary damages, including the retention of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any Third Party Claim if (i) such claim could result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party in such claim.  In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the Third Party Claim in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim.  In any Third Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(ii)           No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (A) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such claim pursuant to Section 9.3(a) or (B) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(iii)          Notwithstanding anything to the contrary in this Agreement, Holdco shall have the sole right to control, prosecute and settle any claim with respect to Taxes imposed on or based on income for a Pre-Closing Tax Period or Tax period beginning before the Closing and ending after the Closing to the extent such claim could give rise to an adjustment of the income or expenses of a Seller’s Tax Return for such period.

(b)           Non-Third Party Claims.  In the event an Indemnified Party claims a right to payment pursuant to this Article IX not involving a Third Party Claim, such Indemnified Party shall send written notice of such claim (“Claim Notice”) to the to the Purchaser, if the Purchaser is the Indemnifying Party, or Holdco, if the Sellers are the Indemnifying Parties.  The Claim Notice shall describe in reasonable detail the facts giving rise, or that could reasonably be expected to give rise, to the claim for indemnification hereunder that is the subject to the Claim Notice.  The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of such claim, and a reference to the provision or provisions of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 9.3(b)).  The failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 9.3(b) if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the Indemnifying Party.  The Indemnifying Party (acting through Holdco, in the case of indemnification sought by a Purchaser Indemnified Party, and acting through the Purchaser, in the case of indemnification sought by a Seller Indemnified Party) shall have thirty (30) days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds, or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Indemnity Claim Dispute Notice”).  For a period of thirty (30) days after the giving of any Indemnity Claim Dispute Notice, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within thirty (30) days after the date the Indemnity Claim Dispute Notice is given, the Indemnifying Party and the Indemnified Party may thereupon proceed to pursue any and all available remedies at law.  If the Indemnifying Party agrees to the Claim Notice pursuant to the immediately preceding clause (i) or fails to provide a timely Indemnity Claim Dispute Notice pursuant to the immediately preceding clause (ii), then promptly following the date the applicable Purchaser Loss or Seller Loss becomes finally determined (x) if the Indemnified Party is a Purchaser Indemnified Party, then such Purchaser Indemnified Party shall be entitled to receive the applicable amount set forth in the Claim Notice in accordance with Section 9.5(c), and Holdco shall promptly execute a written instruction to the Escrow Agent to release any applicable amount (up to the maximum amount contained in the Escrow Fund) to such Indemnified Party, or (y) if the Indemnified Party is a Seller Indemnified Party, then the Purchaser shall, using its own funds, pay the Seller Indemnified Party the amount set forth in the Claim Notice.

Section 9.4             Claims Period.  The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a)           with respect to Purchaser Losses arising under (i) Section 9.1(a) or 9.1(b) with respect to any breach or inaccuracy of any Fundamental Representation, or (ii) Section 9.1(c), 9.1(g), 9.1(h), 9.1(i) or 9.1(k), (all Purchaser Losses described in this Section 9.4(a), the “Surviving Obligations”), the Claims Period shall survive until thirty (30) days after the expiration of any statute of limitations applicable to such Purchaser Losses (which, for this purpose, shall mean the longer of (x) the statute of limitations applicable to Third Party Claims or claims made by a Governmental Entity with respect to the matters for which the Purchaser Indemnified Parties are indemnified pursuant to Section 9.1 and (y) the statute of limitations, if any, otherwise applicable to the Purchaser Indemnified Parties with respect to claims made under this Agreement), and if no statute of limitations is applicable to such Purchaser Losses, indefinitely; and

(b)           with respect to all other Purchaser Losses arising hereunder, the Claims Period shall terminate on the date that is twenty-four (24) months following the Closing Date (the “General Indemnity Expiration Date”); and

(c)           with respect to Seller Losses arising under Section 9.2, the Claims Period shall survive until thirty (30) days after the expiration of the statute of limitations applicable to such Seller Losses (which, for this purpose, shall mean the longer of (x) the statute of limitations applicable to Third Party Claims or claims made by a Governmental Entity with respect to the matters for which the Seller Indemnified Parties are indemnified pursuant to Section 9.2 and (y) the statute of limitations, if any, otherwise applicable to the Seller Indemnified Parties with respect to claims made under this Agreement).

Notwithstanding the foregoing, if, prior to 5:00 P.M. Atlanta, Georgia time, on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.5             Liability Limits.

(a)           Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against any Seller for indemnification under this Article IX for Purchaser Losses unless and until, and only to the extent that, the aggregate amount of such Purchaser Losses exceeds $450,000

(the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of $450,000; provided, however, that Purchaser Losses related to Surviving Obligations shall not be subject to the Purchaser Basket nor shall they be included in calculating the Purchaser Basket.  The total aggregate amount of the liability of Holdco and the Sellers for Purchaser Losses shall be limited to $11,000,000 (the “Purchaser Cap”); provided, however, that Purchaser Losses arising from Surviving Obligations shall not be subject to the Purchaser Cap.  Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate liability of the Sellers and Holdco for indemnification pursuant to this Article IX exceed the amount equal to the Maximum Cap.

(b)           The Purchaser Indemnified Parties shall not be entitled to indemnification under this Article IX for Purchaser Losses to the extent such Purchaser Losses were (i) reflected as a liability on the Final Working Capital Schedule or (ii) included on the Closing Date Expense Statement or the Closing Date Indebtedness Statement and, with respect to the foregoing clause (ii), were paid at Closing.

(c)           Any indemnification obligation of the Sellers pursuant to this Article IX shall be satisfied first from the Escrow Fund, and if the Escrow Fund is insufficient, at the sole discretion of the Purchaser, (a) by Holdco and/or (b) by each of the Sellers on a several and not joint basis; provided that:

(i)            each Non-Individual Seller’s liability for any Purchaser Loss shall not exceed such Non-Individual Seller’s Seller Percentage of such Purchaser Loss, and in the event a Non-Individual Seller indemnifies a Purchaser Indemnified Party for a Purchaser Loss, such indemnification payment shall, with respect to such Purchaser Loss, reduce, dollar-for-dollar, the indemnification limits under Section 9.5(c)(ii) or Section 9.5(c)(iii), as applicable, of the Individual Seller to which such Non-Individual Seller is a Related Party;

(ii)           each Individual Seller’s liability for any Purchaser Loss shall not exceed such Individual Seller’s Indemnification Percentage of such Purchaser Loss, and in the event that an Individual Seller indemnifies a Purchaser Indemnified Party in an amount equal to such Individual Seller’s Indemnification Percentage of such Purchaser Loss, the Purchaser Indemnified Party may not seek indemnification from such Individual Seller’s Related Parties as a result of such Purchaser Loss; and

(iii)          each Individual Seller is responsible for 100% of any Purchaser Loss arising under Section 9.1(a) with respect to a breach by such Individual Seller or such Individual Seller’s Related Party of any representation in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, or 5.7.

Notwithstanding the foregoing, the Purchaser may, at its sole discretion, set off any obligation of the Sellers for Purchaser Losses pursuant to this Article IX from any Earnout Amount payable to Holdco pursuant to the Earnout Agreement. In no event shall the Purchaser be entitled to use any of the funds held in the Escrow Fund to satisfy any of its indemnification obligations to any Seller Indemnified Party.

(d)           The amount of Purchaser Losses otherwise payable to the Purchaser Indemnified Parties pursuant to this Article IX shall be net of any insurance proceeds actually received by the Purchaser Indemnified Parties with respect to such Purchaser Losses under insurance policies maintained by the Company prior to the date hereof.

(e)           No Purchaser Loss or Seller Loss shall include punitive damages (unless required to be paid by the Indemnified Party in respect of a Third Party Claim).

Section 9.6               Cash Purchase Price Adjustment.  Any indemnification payment made by an Indemnifying Party pursuant to this Agreement shall be treated by the Parties as an adjustment to the purchase price paid for the Shares for Tax purposes.

Section 9.7               Exclusive Remedy.  The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, (b) the rights of the Parties under Section 10.15, (c) any claim related to fraud, willful misconduct or bad faith by Holdco, the Sellers or the Purchaser in connection with the transactions related to this Agreement, or (d) for matters related to the Post-Closing Employment Agreements, the Non-Competition Agreements or the Earnout Agreement, the indemnification provisions of this Article IX are intended to provide the sole and exclusive remedy as to all claims either Holdco or the Sellers, on the one hand, or the Purchaser, on the other hand, may incur arising from or relating to this Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1             Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308-3391
Attn: General Counsel

with a copy to (which copy shall not constitute notice):	King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attn: Russell B. Richards
Rahul Patel

To Holdco or the Sellers:	SWI Holdings, Inc.
c/o PHS Corporate Services, Inc.
1313 N. Market Street, Suite 5100

Wilmington, DE 19801

with a copy to (which copy shall not constitute notice):	Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attn: Barry M. Abelson

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the third Business Day following it being mailed by registered or certified mail.

Section 10.2          Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 10.3          Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser.  Notwithstanding the foregoing, no assignment of this Agreement or any rights or obligations hereunder by Purchaser to any of its Affiliates, shall relieve the Purchaser of its obligations hereunder or under the Earnout Agreement if the assignee fails to purchase the Shares or fails to timely pay any amounts due to the Sellers or Seller Indemnified Parties under this Agreement or the Earnout Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 10.4          Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.5          Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules (other than Section 5-1401 of the General Obligations Law of the State of New York). This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 10.6          Consent to Jurisdiction, Etc.  Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.  During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 10.7          Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 10.8          Counterparts.  This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.9          Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 10.10        Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.11        Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for that certain Confidentiality Agreement) and constitute the entire agreement among the Parties with respect thereto. The Confidentiality Agreement shall continue in accordance with its terms until the Closing has been consummated, at which time it will terminate; however, if the Closing is not consummated, the Confidentiality Agreement will continue in accordance with its terms.

Section 10.12        Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 10.13        Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company and the Sellers incurred in connection herewith and the transactions contemplated hereby shall be paid pursuant to Section 3.6(c).

Section 10.14        Seller Representative.

(a)           By the execution and delivery hereof, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints Holdco as the true and lawful agent and attorney-in-fact of such Seller (the “Seller Representative”) with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as Holdco shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)            act for each Seller with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of any Seller;

(ii)           act for each Seller with respect to all Purchase Price adjustments referred to herein;

(iii)          act for each Seller in connection with the Escrow Agreement and Earnout Agreement;

(iv)          amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Sellers in any material respect as determined by Holdco;

(v)           employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as Holdco, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of Holdco;

(vi)          receive and provide receipt for any portion of the Purchase Price or any other payment due from the Purchaser to the Sellers pursuant to this Agreement;

(vii)         incur any expenses, liquidate and withhold assets received on behalf of the Sellers prior to their distribution to the Sellers to the extent of any amount that Holdco deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing account established solely for such purpose;

(viii)        receive all notices, communications and deliveries under this Agreement on behalf of the Sellers; and

(ix)          do or refrain from doing any further act or deed on behalf of each Seller that Holdco deems necessary or appropriate, in the sole discretion of Holdco, relating to the subject matter hereof as fully and completely as any Seller could do if personally present and acting as though any reference to any Seller herein was a reference to Holdco.

(b)           The appointment of Holdco shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Holdco as the act of any Seller in all matters referred to herein. Each Seller hereby ratifies and confirms each action and other steps that Holdco shall do or cause to be done by virtue of its appointment as Seller Representative of such Seller.  Holdco shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by Holdco of Holdco’s duties hereunder or under any Seller Ancillary Document, other than loss or damage arising from willful misconduct or gross negligence in the performance of Holdco’s duties hereunder or under any Seller Ancillary Document.

(c)           Each Seller hereby expressly acknowledges and agrees that Holdco is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that any Person shall be entitled to rely on any and all action taken by Holdco hereunder without liability to, or obligation to inquire of, any Seller.  In the event Holdco resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be Scott A. Beaumont or James B. Bradbeer, Jr..  In the event that neither Scott A. Beaumont nor James B. Bradbeer, Jr. are able or willing to serve as Seller Representative, then the successor Seller Representative shall be the Person the remaining Sellers (holding a majority of the Seller Percentage) appoint; provided, however, that in the event for any reason no successor has been appointed within thirty (30) days following such resignation or cessation, then any Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative.  The Sellers, severally and not jointly, shall indemnify and hold Holdco harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of Holdco’s duties hereunder or under any Seller Ancillary Document, except for willful misconduct or gross negligence.

Section 10.15        Specific Performance and Other Remedies.  Each Party hereby acknowledges that the rights of each Party hereunder are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the nonbreaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the nonbreaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, and without the necessity of posting a bond, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

*  *  * *  *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

OXFORD INDUSTRIES, INC.

By:	/s/ Thomas C. Chubb III
Name: Thomas C. Chubb III
Title: President

COMPANY:

SUGARTOWN WORLDWIDE, INC.

By:	/s/ Scott A. Beaumont
Name:	Scott A. Beaumont
Title:	Chief Executive Officer & Treasurer

HOLDCO:

SWI HOLDINGS, INC.

By:	/s/ Scott A. Beaumont
Name:	Scott A. Beaumont
Title:	President

SELLERS:

/s/ Scott A. Beaumont
Scott A. Beaumont

/s/ James B. Bradbeer, Jr.
James B. Bradbeer, Jr.

TRUST UNDER DEED OF SCOTT A. BEAUMONT, DATED JULY 17, 2002

By:	/s/ Judith A. Beaumont
Name:	Judith A. Beaumont
Title:	Trustee

GST TRUST UNDER DEED OF SCOTT A. BEAUMONT, DATED JULY 18, 2007

By:	/s/ Judith A. Beaumont
Name:	Judith A. Beaumont
Title:	Trustee

REBECCA H. BRADBEER GRANTOR TRUST

By:	/s/ James B. Bradbeer, Jr.
Name:	James B. Bradbeer, Jr.
Title:	Trustee

TRUST UNDER DEED OF JAMES B. BRADBEER, JR., DATED JULY 17, 2002

By:	/s/ Carol H. Bradbeer
Name:	Carol H. Bradbeer
Title:	Trustee